AMERICAN FINANCIAL
                                  REALTY TRUST

Muriel Lange                                            Anthony DeFazio
Investor Relations                                      Media Relations
(215) 887-2280 (X3023)                                  (215)887-2280 (X2919)
Email: mlange@afrt.com                                  Email: adefazio@afrt.com

      American Financial Realty Trust Announces 2006 First Quarter Results

JENKINTOWN, Pa. May 2, 2006--American Financial Realty Trust (AFR) (NYSE:AFR), today reported financial results for the first quarter ended March 31, 2006. The Company reported first quarter revenues from continuing operations of $139.6 million, a decrease of $1.8 million compared to the fourth quarter of 2005, principally related to lower operating expense reimbursements during the period.

First quarter adjusted funds from operations ("AFFO") were $31.3 million, which is net of a charge of $2.1 million in debt defeasance costs related to the payoff of $34.5 million of high constant debt. In the period, the Company modified its method for the computation of AFFO to reflect a deduction for non-reimbursable recurring capital expenditures and re-leasing costs. As contrasted with the previous method, which deducted the amortization of all leasing costs, this modification had a negative impact on reported results of $0.2 million. The Company will discuss the change in methodology on its quarterly conference call.

The weighted average diluted common shares and Operating Partnership units outstanding were 131.7 million for the period.

2006 First Quarter Dividend

AFR declared a quarterly dividend for shareholders of beneficial interest of $0.27 per share totaling $35.9 million. The dividend was paid on April 21, 2006, to shareholders of record and Operating Partnership unitholders on April 8, 2006.

Highlights

Nicholas S. Schorsch, president and chief executive officer, said, "The first quarter reflected good progress as we were able to (1) continue the repositioning of our balance sheet through the disposition of 27 non-core assets totaling $68.4 million, and the high constant debt related to these properties,
(2) execute almost 450,000 square feet of new leases, and (3) acquire additional bank branches from new and existing relationships. These factors were somewhat offset by higher seasonal property operating expenses."

      Occupancy: Stable occupancy was 87.4% as of March 31, 2006. Stable occupancy, benchmarked to the prior quarter total occupancy, was up 1.1%. Total Portfolio occupancy(1) (see footnote below) for the current period was 85.9%. Same Store occupancy for the period was 89.2%.

      Recapture space: This quarter the Company recaptured 204,301 square feet under contract terms. Total potential recapture space remaining in three portfolios is approximately 837,000 square feet, of which approximately 264,000 square feet is scheduled for disposition.

      Acquisitions: During the quarter, the Company acquired 70 properties, which totaled approximately 1.3 million rentable square feet for a net purchase price of approximately $89.5 million. Included in first quarter acquisitions are 16 properties acquired from National City Corporation for a purchase price of $34.0 million.

      Leasing: Activity for the quarter added approximately 447,000 square feet of new tenancy, inclusive of a new sublease of approximately 70,000 square feet at Harborside Plaza. The average rent per square foot for all leases in the period was $14.39, generating $6.4 million on an annualized basis. Associated tenant improvement costs, calculated on a weighted average lease term of 6.9 years, were $1.79 per square foot per year.

      Dispositions: In the first quarter, the Company generated $68.4 million of net proceeds from the disposition of 27 non-core properties comprising approximately 1.3 million square feet. These dispositions, which included the sale of two properties previously on the Company's top ten vacancy list, comprised more than 918,000 square feet of vacant or soon to be vacant space, also resulted in the elimination of approximately $34.5 million of property level debt.

      Consistent with our program to actively manage our debt portfolio, the debt related to these dispositions had an average constant of 7.55%, which was above the Company's average debt constant of 6.76%. This debt reduction resulted in a $2.1 million defeasance charge.

      Strategic Repositioning: On April 11, 2006, the Company announced that it closed the sale of five 100% leased properties aggregating approximately
      1.2 million square feet to Resnick Development Corp. for $301.0 million, before transaction and closing costs, and approximately $10.3 million in loan defeasance and prepayment costs that were paid by the purchaser. The price per square foot was approximately $260, having an implied cap rate on the sale of approximately 6.70%. This transaction resulted in a net gain after

----------
(1)Total occupancy encompasses the entire portfolio at any specific point in time. Stable occupancy is the total occupancy less any space acquired during the quarter and all activity in the quarter associated with those assets, and recapture space. See AFR 1Q `06 Supplemental page 17. First quarter 2006 Same Store includes all assets held at January 1, 2005 and still held at March 31, 2006 excluding assets held for sale. This differs from our fourth quarter 2005 Same Store, which included all assets held at January 1, 2004 and still held at December 31, 2005 including assets held for sale. Going forward all assets held for sale will be excluded from Same Store analysis.

      defeasance costs to the Company of approximately $46.4 million and generated total net proceeds of $65.8 million.

2006 First Quarter Results

The Company reported adjusted funds from operations ("AFFO")(2) of $31.3 million in the first quarter of 2006. For the three months ended March 31, 2006 the Company's weighted average diluted common shares and Operating Partnership units outstanding totaled 131.7 million. The Company reported a net loss of $(23.4) million, or $(0.19) per share for the first quarter of 2006, compared to a net loss of $(21.0) million or $(0.17) per share in the fourth quarter of 2005 and a net loss of $(22.1) million or $(0.20) per share reported in the first quarter of 2005. The Company's net losses are largely attributable to non-cash depreciation and amortization charges from continuing operations, which totaled $45.8 million in the first quarter of 2006.

Funds from operations ("FFO")(3), including gains on sales of assets, was $18.7 million, or $0.14 per share, a decrease of $4.3 million over the fourth quarter of 2005, when FFO was $23.0 million or $0.18 per share and an increase of $4.3 million or 29.5% from $14.4 million reported in the first quarter of 2005. Excluding gains, FFO, computed in accordance with the definition of the National Association of Real Estate Investment Trusts ("NAREIT FFO")(4), was $9.8 million or $0.07 per share.

EBITDA decreased by 9.0% over the fourth quarter of 2005 and increased by approximately 29.3% over the first quarter of 2005. The decrease over fourth quarter of $5.9 million was due primarily as the result of higher property operating expenses of $4.7 million, principally related to higher seasonal utility usage of $2.4 million, an additional $1.0 million related to late season snow removal and higher real property taxes resulting from a favorable fourth quarter tax escrow reduction of $1.0 million. The relative variance to the fourth quarter is approximately $2.8 million after adjusting the prior quarter for certain one time expenses, and the reallocation of costs to assets transferred into a "held for sale" status, which results are included in discontinued operations. Operating expense reimbursement revenue was lower by $2.1 million. Fourth quarter


(2)The Company calculates AFFO by subtracting from or adding to FFO (i) non-real estate related depreciation and amortization, (ii) unreimbursable recurring capital expenditures associated with the ongoing operation of real property and tenant improvement allowances and leasing commissions associated with the re-leasing of previously occupied non-bank tenanted spaces, which occurred during the period, (iii) straightlining of rents and fee income, and (iv) amortization of various deferred costs. The SEC classifies AFFO as a non-per share reportable statistic and as such the Company does not report AFFO on a per share basis. Please see the section that follows on "Non-GAAP Financial Measures" for a further description of the Company's use of NAREIT FFO, FFO and AFFO.

(3)The Company calculates FFO pursuant to an alternative definition that includes both gains and losses, including impairments taken in anticipation of the sale of real estate property. The Company includes gains and losses from property sales in its definition of FFO because it believes that strategic disposition of properties is a significant component of its business model and that gains (and losses) from property sales, as well as impairments taken in anticipation of such sales, demonstrate (in part) the Company's execution of its business model. The Company also believes that an inclusive presentation of gains, losses and impairments in FFO more accurately reflects the Company's overall performance. The Company's definition of FFO differs from NAREIT FFO only with respect to its treatment of gains and losses from property sales.

(4) NAREIT FFO is defined as net income (loss) before minority interest, in our operating partnership (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and gains (or losses) from sales of property, less any impairments of asset values at cost (unrealized loss), plus real estate related depreciation and amortization
(excluding amortization of deferred costs) and after adjustments for unconsolidated partnerships and joint ventures.

reimbursements were heavily impacted by higher expenses recovered in the self managed portfolio and the recovery of specific portfolio hurricane related expenses. The operating margin (EBITDA divided by total revenues) for the first quarter of 2006 was 43.1%. MG&A expenses decreased $0.4 million compared to the fourth quarter 2005, and were up $0.6 million over first quarter 2005.

Portfolio and Tenant Overview

The following table provides portfolio statistics on the AFR portfolio as of March 31, 2006, with comparisons to the portfolio as of December 31, 2005. The portfolio statistics include 100% of one property (State Street Financial Center) owned by the Company in a joint venture. Similarly, this joint venture is reported on a consolidated basis for GAAP accounting purposes.

--------------------------------------------------------------------------------
                                             As of                 As of
                                             March 31,             December 31,
                                             2006                  2005
--------------------------------------------------------------------------------
Number of Properties                         1,149                 1,107
--------------------------------------------------------------------------------
-- Branches                                  679                   645
--------------------------------------------------------------------------------
-- Office Buildings                          470                   462
--------------------------------------------------------------------------------
Number of States                             39 & DC               39 & DC
--------------------------------------------------------------------------------
Total Square Feet                            37,147,132            37,120,083
--------------------------------------------------------------------------------
-- Branches                                  4,694,904             4,579,864
--------------------------------------------------------------------------------
-- Office Buildings                          32,452,228            32,540,219
--------------------------------------------------------------------------------
Occupancy
--------------------------------------------------------------------------------
--Total Occupancy                            85.9%                 86.3%
--------------------------------------------------------------------------------
--Stable Occupancy                           87.4%                 88.1%
--------------------------------------------------------------------------------
--Same Store Occupancy (840 properties)(1)   89.2%                 N/A
--------------------------------------------------------------------------------
--Same Store Occupancy (499 properties)(1)   N/A                   91.3%
--------------------------------------------------------------------------------
% Rent from Financial Institutions           85.6%                 86.7%
--------------------------------------------------------------------------------
% Rent from "A-" Rated Tenants               82.9%                 84.2%
--------------------------------------------------------------------------------
% Rent from Net Leases                       83.2%                 85.1%
--------------------------------------------------------------------------------
Lease Expirations (within 1 year)            2.0%                  1.6%
--------------------------------------------------------------------------------
Average Remaining Lease Term (years)         13.1                  13.4
--------------------------------------------------------------------------------
Average Remaining Debt Term (years)          11.0                  11.4
--------------------------------------------------------------------------------
% Fixed Rate Debt to Total Debt              88.7%                 90.5%
--------------------------------------------------------------------------------

(1) Refer to Occupancy footnote on page 1.

Balance Sheet

As of March 31, 2006, the Company's total debt to enterprise value (debt and equity market capitalization) was 68.3%, and its ratio of debt to total real estate investments and real estate intangibles (at cost) was 71.6%.

As of March 31, 2006, the Company had total indebtedness of approximately $3.3 billion, with a weighted average remaining term of 11.0 years and a weighted average interest rate (including amortized hedging costs) of 5.74%.

Guidance Revision

In accordance with the Company's guidance policy, it is reissuing its 2006 earnings guidance as a result of the strategic property portfolio sale to Resnick Development Corporation and a change in its methodology for the computation of AFFO.

On April 11, the Company closed its previously announced sale of five properties aggregating approximately 1.2 million square feet to Resnick Development Corp., a subsidiary of Jack Resnick & Sons, Inc. The sale of these assets will result in a reduction of property level GAAP NOI of $15.3 million from our initial guidance (or $21.2 million annualized) and a reduction of previous AFFO guidance projection of $4.5 million or ($6.2 million annualized) before the reinvestment of the sales proceeds.

During the period, the Company changed its methodology for computing AFFO, taking into account a deduction for recurring capital costs and tenant re-leasing costs. This change resulted in further reducing the initial AFFO guidance by approximately $1.8 million.

Previously, the Company's definition of AFFO was:

"The Company calculates AFFO by subtracting from or adding to FFO (i) non-real estate related depreciation and amortization, (ii) amortized capital expenditures for tenant improvements that were amortized during the period (e.g., leasing commissions and tenant improvement allowances), (iii) straightlining of rents and fee income, and (iv) amortization of various deferred costs. The SEC classifies AFFO as a non-per share reportable statistic and as such the Company does not report AFFO on a per share basis. Please see the section that follows on "Non-GAAP Financial Measures" for a further description of the Company's use of NAREIT FFO, FFO and AFFO."

The revised  methodology for computation of AFFO will replace (ii) above,  with:
"(ii)... unreimbursable recurring capital expenditures associated with the ongoing operation of real property and tenant improvement allowances and leasing commissions associated with the re-leasing of previously occupied non-bank tenanted spaces, which occurred during the period, ..."

AFFO Guidance for 2006

The Company expects to realize AFFO for 2006 inclusive of the gain on assets sold to Resnick, to be between $183.2 million to $195.2 million. Excluding this gain, we expect AFFO inclusive of other gains on sales of non-core assets to be between $136.8 million and $148.8 million.

The range of potential 2006 AFFO is derived from the following assumptions:

1. A continued focus on core operations specifically increasing operating margins through the lease up of vacant space, operating expense control, and the disposition of non-core assets.

2. Proceeds generated from disposition of non-core assets of $300-$400 million comprised of $65.8 million relating to the Resnick sale, first quarter dispositions of $68.4 million, and the balance from disposition of non-core properties over the next three quarters.

3. Core acquisition volume generated from formulated price contracts, landlord of choice transactions, specifically tailored transactions and sale leasebacks of $400-$650 million of which $89.5 million have been completed to date.

4.    Acquisition   activity  to  be  funded  from  internally  generated  funds
      (proceeds from dispositions, debt facilities and operating cash flows).

5. Anticipated gains on sales from non-core properties (excluding Resnick and any other strategic asset sales) $12-$18 million.

6. To the extend that sufficient net proceeds from asset disposition activities become available, execution of a debt reduction or stock buyback program, or both, of up to $100 million.

7. MG&A costs of between $35-39 million, inclusive of the Company's 2006 deferred stock based compensation program. Effective in 2006, the Company established a new seven year long term stock based incentive program, for which no charge has been included in this guidance.

8.    Initial AFFO impact from redevelopment  joint venture $.3 million.

9.    Net gain on strategic asset sale (Resnick) $46.4 million.

The assumptions stated above have been made by the Company solely for purposes of providing guidance information and do not necessarily reflect the Company's expectations with respect to capital raising or future acquisition and disposition activity in 2006. Although one of the stated assumptions includes the Company's execution of a share repurchase program, the weighted average of common shares and partnership units should be assumed to remain unchanged at
131.7 million shares and units until such repurchase program or other event effecting share count is announced or occurs.

Commenting on the revised guidance, Dave Nettina, chief financial officer, said, "2006 continues to be a pivotal year for AFR. Our focus is on improving core operating results, enhancing transparency in financial reporting and maintaining our ability to service our primary customers. As such, we will continue our on-going program of disposal of non-core assets. This program will not only provide acquisition capital to meet our customers' needs, but will also enhance shareholder return and will contribute to improved dividend coverage."

Conference Call

Management will conduct a conference call and audio webcast at 11:00 a.m. ET on May 2, 2006 to review the Company's quarterly results. The conference call dial-in number is 303-262-2140. The audio webcast will be available to the public, on a listen-only basis, via the Investor Relations section of the Company's website at www.afrt.com.

Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through May 9, 2006, by dialing 303-590-3000, passcode 11057634. An online archive of the webcast will be available for 30 days on the Company's website at www.afrt.com.

Supplemental Quarterly Financial and Operating Data

American Financial publishes supplemental quarterly financial and operating data, which can be found under the Investor Relations section of the company's website at www.afrt.com. These materials are also available via e-mail by calling 312-640-6770.

Non-GAAP Financial Measures

The Company believes that FFO is helpful to investors as a measure of the Company's performance as an equity REIT because it provides investors with an understanding of the Company's operating performance and profitability. The Company includes gains and losses from property sales in its definition of FFO because it believes that the strategic disposition of properties is a significant component of the Company's business model, and that gains and losses from dispositions demonstrate (in part) the Company's execution of its business model. FFO is a non-GAAP financial measure commonly used in the REIT industry, and therefore this measure may be useful in comparing the Company's performance with that of other REITs. However, the Company's definition of FFO differs from NAREIT FFO (which is also disclosed by the Company) and investors should take definitional differences into account when comparing FFO reported by other REITs (including particularly those REITs that exclude gains and losses from property sales in their definition of FFO). Additionally, FFO and FFO per share should be evaluated along with GAAP net income and net income per share (the most directly comparable GAAP measures) in evaluating the performance of equity REITs.

The Company believes that AFFO is helpful to investors as a measure of its liquidity position, because, along with cash flows from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company's use of AFFO may assist investors in comparing the Company's liquidity position with that of other REITs. The Company's definition of AFFO differs from that of other equity REITs and investors should take definitional differences into account when comparing AFFO reported by other REITs (including particularly those REITs that exclude gains and losses from property sales in their definition of AFFO).

The Company believes that EBITDA, which represents earnings before interest, taxes, depreciation and amortization is also helpful to investors as a measure of the Company's performance.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company's website at www.afrt.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words "expects," "anticipates," "estimates," "intends," "believes" and similar expressions that do not relate to historical information. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks and uncertainties which are, in some cases, beyond the Company's control and could materially affect actual results, performance or achievements. These risks and uncertainties include the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, and include, without limitation, changes in general economic conditions and the extent of any tenant bankruptcies and insolvencies; the Company's ability to maintain and increase occupancy; the Company's ability to timely lease or re-lease space at anticipated net effective rents; the cost and availability of debt and equity financing; and the Company's ability to acquire and dispose of certain of its assets from time to time on acceptable terms. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Financial Statements

The attached financial statements and data are presented to supplement the Company's audited and unaudited regulatory filings and should be read in conjunction with those filings. The unaudited financial data presented herein is provided from the perspective of timeliness to assist readers of quarterly and annual financial filings. This financial data was prepared prior to the Company's auditors completing their audit. As such, data otherwise contained in future regulatory filings covering this same time period may differ from the data presented herein. The Company does not accept responsibility for highlighting these changes in its subsequent filings.

                         AMERICAN FINANCIAL REALTY TRUST

                           CONSOLIDATED BALANCE SHEETS
                      March 31, 2006 and December 31, 2005
            (Unaudited in thousands, except share and per share data)

                                                      March 31,       December
                                                        2006          31, 2005
                                                     -----------    -----------
Assets:
Real estate investments, at cost:
Land                                                 $   501,457    $   500,020
Buildings and improvements                             2,653,596      2,645,618
Equipment and fixtures                                   402,870        401,661
Leasehold interests                                       10,097          9,579
                                                     -----------    -----------

Total real estate investments, at cost                 3,568,020      3,556,878
Less accumulated depreciation                           (294,184)      (260,852)
                                                     -----------    -----------

Total real estate investments, net                     3,273,836      3,296,026
Cash and cash equivalents                                103,561        110,245
Restricted cash                                           73,831         73,535
Marketable investments and accrued interest                3,302          3,353
Tenant and other receivables, net                         56,529         51,435
Prepaid expenses and other assets                         44,801         37,789
Assets held for sale                                     385,649        341,338
Intangible assets, net                                   622,434        642,467
Deferred costs, net                                       70,259         67,388
                                                     -----------    -----------

Total assets                                         $ 4,634,202    $ 4,623,576
                                                     -----------    -----------

Liabilities and Shareholders' Equity:
Mortgage notes payable                               $ 2,420,028    $ 2,467,596
Credit facilities                                        230,017        171,265
Convertible notes, net                                   446,186        446,134
Accounts payable                                           7,668          4,350
Accrued interest expense                                  13,639         19,484
Accrued expenses and other liabilities                    63,846         55,938
Dividends and distributions payable                       35,882         35,693
Below-market lease liabilities, net                       63,367         67,613
Deferred revenue                                         199,441        150,771
Liabilities related to assets held for sale              249,725        243,665
                                                     -----------    -----------

Total liabilities                                      3,729,799      3,662,509
                                                     -----------    -----------

Minority interest                                         50,660         53,224
Shareholders' equity:
Preferred shares, 100,000,000 shares authorized
  at $0.001 per share, no shares issued and
  outstanding at
March 31, 2006 and December 31, 2005, respectively            --             --
Common shares, 500,000,000 shares authorized at
  $0.001 per share, 129,483,107 and 128,712,181
  issued and outstanding at March 31, 2006
  and December 31, 2005, respectively                        129            129
Capital contributed in excess of par                   1,375,656      1,371,648
Accumulated deficit                                     (515,682)      (457,313)
Accumulated other comprehensive loss                      (6,360)        (6,621)
                                                     -----------    -----------

Total shareholders' equity                               853,743        907,843
                                                     -----------    -----------

Total liabilities and shareholders' equity           $ 4,634,202    $ 4,623,576
                                                     -----------    -----------

                         AMERICAN FINANCIAL REALTY TRUST

                      CONSOLIDATED STATEMENTS OF OPERATIONS
       Quarter Ended March 31, 2006, December 31, 2005 and March 31, 2005
               (Unaudited and in thousands, except per share data)

                                                                                           Quarter
                                                                                             Ended
                                                                                           December      Quarter
                                                                             Quarter       31, 2005    Ended March
                                                                           Ended March (As previously   31, 2005
                                                                            31, 2006      reported)    (Restated)
                                                                            ---------  -------------- -----------
Revenues:
Rental income                                                               $  91,601    $  91,397     $  72,853
Operating expense reimbursements                                               46,978       49,095        41,664
Interest and other income, net                                                  1,032          872           573
                                                                            ---------    ---------     ---------
Total revenues                                                                139,611      141,364       115,090
                                                                            ---------    ---------     ---------
Property operating expenses                                                    70,584       65,923        59,493
                                                                            ---------    ---------     ---------
Property net operating income                                                  69,027       75,441        55,597
                                                                            ---------    ---------     ---------
Expenses:
Marketing, general and administrative                                           6,353        7,013         5,593
Broken deal costs                                                                   8           53           748
Amortization of deferred equity compensation                                    2,556        2,332         2,762
                                                                            ---------    ---------     ---------
EBITDA                                                                         60,110       66,043        46,494
                                                                            ---------    ---------     ---------
Interest expense on mortgages and other debt                                   45,185       48,870        32,771
Depreciation and amortization                                                  45,805       44,895        35,410
                                                                            ---------    ---------     ---------
Loss before net gain on sale of properties in continuing operations, minority interest and
        discontinued operations                                               (30,880)     (27,722)      (21,687)
Gain on sale of properties in continuing operations                               458        1,474            --
                                                                            ---------    ---------     ---------
Loss from continuing operations before minority interest                      (30,422)     (26,248)      (21,687)
Minority interest                                                               1,150        1,035         1,224
                                                                            ---------    ---------     ---------
Loss from continuing operations                                               (29,272)     (25,213)      (20,463)
                                                                            ---------    ---------     ---------
Discontinued operations:
Loss from operations, net of minority interest of $6, $244 and $138 for the quarter ended March 31, 2006, December 31, 2005 and March 31, 2005,
  respectively                                                                   (204)      (9,232)       (4,525)
Yield maintenance fees, net of minority interest of $58, $11 and $0 for the quarter ended March 31, 2006, December 31, 2005 and March 31, 2005,
  respectively                                                                 (2,139)        (396)           --
Net gains on disposals, net of minority interest of $223, $368 and $87 for the quarter ended March 31, 2006, December 31, 2005 and
  March 31, 2005, respectively, net of income taxes                             8,207       13,877         2,846
                                                                            ---------    ---------     ---------
Income (loss) from discontinued operations                                      5,864        4,249        (1,679)
                                                                            ---------    ---------     ---------
Net loss                                                                    $ (23,408)   $ (20,964)    $ (22,142)
                                                                            ---------    ---------     ---------

Basic and diluted income (loss) per share:
From continuing operations                                                  $   (0.23)   $   (0.20)    $   (0.19)
From discontinued operations                                                     0.04         0.03         (0.01)
                                                                            ---------    ---------     ---------
Total basic and diluted loss per share                                      $   (0.19)   $   (0.17)    $   (0.20)
                                                                            ---------    ---------     ---------

Set forth below is a reconciliation of our calculations of FFO and AFFO to net loss (unaudited, in thousands except per share data):

                                                               Quarter Ended       Quarter Ended     Quarter Ended
                                                               March 31, 2006   December 31, 2005    March 31, 2006
                                                               --------------   -----------------    --------------
Funds from operations (NAREIT defined):
     Net loss                                                     $(23,408)          $(20,964)           $(22,142)
     Add:
          Minority interest - Operating Partnership                   (622)              (548)               (707)
          Depreciation and amortization                             43,522             44,973              37,524
          Amortization of fair market rental adjustment, net           (41)                60                  28
     Less:
          Non-real estate depreciation and amortization               (784)              (559)               (287)
          Net gains from disposals, net of income taxes             (8,888)           (15,719)             (2,933)
                                                                  --------           --------            --------
     Funds from operations (NAREIT defined)                       $  9,779           $  7,243            $ 11,483
                                                                  --------           --------            --------

     Funds from operations - diluted per share                    $  0.074           $  0.055            $  0.100
                                                                  --------           --------            --------
-------------------------------------------------------------------------------------------------------------------
Funds from operations (AFR defined):
     Funds from operations (NAREIT defined)                       $  9,779           $  7,243            $ 11,483
     Add:
          Net gains from disposals, net of income taxes              8,888             15,719               2,933
                                                                  --------           --------            --------
     Funds from operations (AFR defined)                          $ 18,667           $ 22,962            $ 14,416
                                                                  --------           --------            --------
     Funds from operations - diluted per share                    $  0.142           $  0.175            $  0.126
                                                                  --------           --------            --------
-------------------------------------------------------------------------------------------------------------------
Adjusted funds from operations:
     Funds from operations (AFR defined)                          $ 18,667           $ 22,962            $ 14,416
     Add:
          Non-real estate depreciation and amortization                784                559                 287
          Reverse straightline rental income                         9,769              8,756              12,059
          Amortization of deferred equity compensation               2,556              2,332               2,762
          Amortization of deferred costs and interest rate cap
            adjustment                                               2,565              8,147               2,156
          Straightline fee income                                      469              1,888                 849
     Less:
          Capital expenditure reimbursement revenue                   (117)              (268)                 --
          Recurring capital expenditure and tenant improvements     (1,038)            (1,409)                 (3)
          Straightline rental income                                (2,320)            (2,583)             (2,346)
                                                                  --------           --------            --------
     Adjusted funds from operations                               $ 31,335           $ 40,384            $ 30,180
                                                                  --------           --------            --------
-------------------------------------------------------------------------------------------------------------------
AFFO coverage ratio:
     Quarterly dividend                                           $ 35,882           $ 35,693            $ 31,031
     AFFO / quarterly dividend                                       0.87x              1.14x               0.97x